United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2006

Nature’s Sunshine Products, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-8707	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

75 East 1700 South

Provo, Utah  84606

(Address of principal executive offices) (Zip Code)

(801) 342-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, the Audit Committee of Nature’s Sunshine Products, Inc. (the “Company”) commenced an investigation with respect to certain of its foreign operations. Since the investigation commenced, it has been expanded to include other matters related to the Company’s financial statements and is now being overseen by a Special Committee appointed by the Audit Committee consisting of a member of the Audit Committee and an independent consultant. On March 15, 2006, the Audit Committee received an oral preliminary report on the findings of the investigation to date (the “Preliminary Report”). The Preliminary Report indicated that the Company had certain internal control weaknesses and outlined potential violations of law. The Preliminary Report also included a series of recommendations, including with respect to the termination of certain employees and senior officers. The Company continues to evaluate the information communicated in the Preliminary Report, is in the process of implementing remedial measures to address the issues raised in the Preliminary Report and is committed to implementing any additional remedial measures necessary to address the issues identified, as well as any additional issues that may be identified by the investigation; the investigation is continuing. While the Company believes implementation of the remedial measures and recommendations made in the Preliminary Report will benefit the Company in the long term, such actions may have an adverse effect on the Company’s business operations, financial condition and results of operations in the short term.

The Company has contacted relevant authorities in the U.S. with respect to the potential violations of law outlined in the Preliminary Report, intends to fully cooperate with such authorities concerning these matters and to make a full report to these authorities, if appropriate.  The Company cannot predict whether or the extent to which any governmental authorities will pursue these matters and the impact any such pursuit may have.

Based on issues raised in the Preliminary Report, on March 18, 2006, the Company’s Audit Committee determined that the financial statements filed with the following previously issued reports should not be relied upon:

•                  Forms 10-Q for each of the first three fiscal quarters of 2005;

•                  Form 10-K for the fiscal year ended December 31, 2004 (which includes financial statements as of December 31, 2004 and 2003 and for the fiscal years ended December 31, 2004, 2003 and 2002); and

•                  Forms 10-Q for each of the first three fiscal quarters of 2004, 2003 and 2002.

At this time, it is impossible to accurately predict whether, and if so, to what extent, any prior periods may need to be restated. The exact amount of any errors and the periods to which they relate have not been determined and finalized. Any errors may also affect financial information for the periods mentioned that the Company included in other disclosures, such as press releases or Form 8-K filings.

In addition, in light of the possible restatements and the internal control weaknesses brought to the attention of the Audit Committee in the Preliminary Report, management’s report on internal control over financial reporting as of December 31, 2004 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 should no longer be relied upon.

The Audit Committee discussed the matters disclosed in this report with KPMG LLP, the Company’s independent registered public accountants.

Item 8.01  Other Events.

As previously reported, the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not filed a complete quarterly report on Form 10-Q for the quarter ended September 30, 2005, but the Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company an extension until March 31, 2006 to file its complete Form 10-Q. Because of the issues raised in the Preliminary Report, the Company does not expect to be able to meet the March 31, 2006 10-Q filing deadline set by the Panel for filing the Company’s September 30, 2005 Form 10-Q nor does the Company expect to file its annual report on Form 10-K for fiscal year ended December 31, 2005 on or before March 31, 2006. The Company intends to consider seeking an extension to file both the Form 10-Q and the Form10-K from the Panel. However, no assurance can be made that the Panel will grant any further extension and, therefore, the Company’s common stock may be subject to delisting from the Nasdaq National Market. If the Company's common stock is delisted from the Nasdaq National Market, the liquidity of its common stock would be adversely impacted and the Company may experience other adverse consequences resulting from the delisting and the failure to file these periodic reports.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 20, 2006

By:

  NATURE’S SUNSHINE PRODUCTS, INC.

/s/Craig D. Huff
Name:	Craig D. Huff
Title:	Executive Vice President, Chief Financial Officer and Treasurer